Exhibit 99.3

Explanatory Note

Each of the following sections, “Summary - Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data of Energy Future Holdings Corp. and its Subsidiaries,” “Energy Future Holdings Corp. Unaudited Pro Forma condensed Consolidated Financial Statements,” and “Energy Future Holdings Corp. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition—Post-Merger,” amends and restates the corresponding section set forth in Exhibit 99.1 to the Current Report on Form 8-K filed jointly by Energy Future Holdings Corp., formerly named TXU Corp. (“EFH Corp.”), and its subsidiary, Texas Competitive Electric Holdings Company LLC, formerly named TXU Energy Company LLC (“TCEH”), on October 17, 2007. Except as specifically set forth herein, this Exhibit 99.3 does not amend or update Exhibit 99.1 to the Current Report on Form 8-K filed by EFH Corp. and TCEH on October 17, 2007. This Exhibit 99.3 should be read together with Exhibit 99.1 to the Current Report on Form 8-K filed by EFH Corp. and TCEH on October 17, 2007. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in Exhibit 99.1 to the Current Report on Form 8-K filed by EFH Corp. and TCEH on October 17, 2007.

Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data of

Energy Future Holdings Corp. and its Subsidiaries

The following table sets forth our summary historical consolidated financial data and summary unaudited pro forma consolidated financial data as of and for the periods indicated. The historical financial data as of December 31, 2005 and 2006 and for the three years ended December 31, 2004, 2005 and 2006 have been derived from our audited historical consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K, as amended. The historical financial data as of December 31, 2004 has been derived from our historical consolidated financial statements that are not included herein. The historical financial data as of June 30, 2007 and for the six months ended June 30, 2006 and 2007 have been derived from our unaudited historical interim condensed consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K, as amended, which have been prepared on a basis consistent with our audited historical consolidated financial statements. In the opinion of our management, such unaudited interim financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the results for those periods. The results of operations for the interim periods, for seasonal and other factors, are not necessarily indicative of the results to be expected for the full year or any future period.

As required by GAAP, Oncor Electric Delivery Holdings and its subsidiaries are consolidated with Energy Future Holdings Corp. for financial reporting purposes and, therefore, the results of these entities are reflected in the financial and other data presented below. However, Oncor Electric Delivery Holdings and its subsidiaries are ring-fenced from Energy Future Holdings Corp. and its other subsidiaries, which means there are restrictions on the ability of Oncor Electric Delivery Holdings and its subsidiaries to make dividends, distributions or other payments to us.

The summary unaudited pro forma condensed consolidated financial data as of and for the twelve months ended June 30, 2007 have been prepared to give effect to the Transactions in the manner described under “Energy Future Holdings Corp. Unaudited Pro Forma Condensed Consolidated Financial Statements” as if the Transactions had occurred on January 1, 2006, in the case of the unaudited pro forma condensed consolidated income statement and related data, and on June 30, 2007, in the case of the unaudited pro forma condensed consolidated balance sheet and related data. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial and other data are for informational purposes only and do not purport to represent what our results of operations, balance sheet data or other financial information actually would have been if the Transactions had occurred at any date. In addition, this data does not purport to project the results of operations for any future period.

The summary historical and unaudited pro forma consolidated financial and other data should be read in conjunction with “Energy Future Holdings Corp. Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Energy Future Holdings Corp. Selected Historical Consolidated Financial Data,” “Energy Future Holdings Corp. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K, as amended.

	Historical									Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,						Six Months Ended June 30,
	2004		2005		2006		2006		2007
	(millions of dollars, except ratios and per share amounts)
Statement of Income Data:
Operating revenues	$9,216		$10,662		$10,856		$4,971		$3,691	$9,599
Income (loss) from continuing operations before extraordinary gain (loss) and cumulative effect of changes in accounting principles	81		1,775		2,465		1,013		(388)	(1,049)
Income from discontinued operations, net of tax effect	378		5		87		60		11
Extraordinary gain (loss), net of tax effect	16		(50)		—		—		—
Cumulative effect of changes in accounting principles, net of tax effect	10		(8)		—		—		—
Exchangeable preferred membership interest buyback premium	849		—		—		—		—
Preference stock dividends	22		10		—		—		—
Net income (loss) available for common stock	(386)		1,712		2,552		1,073		(377)

Dividends declared per share	$0.47		$1.26		$1.67		$0.83		$0.87
Ratio of earnings to fixed charges(a)	1.16	x	3.80	x	5.11	x	4.41	x	—
Ratio of earnings to combined fixed charges and preference dividends(a)	1.11	x	3.74	x	5.11	x	4.41	x	—
Pro forma ratio of earnings to fixed charges(a)(b)	N/A		N/A		1.26	x	1.10	x	—	—

Balance Sheet Data (at end of period):
Total assets	$23,189		$25,539		$25,922				$26,988	$63,925
Property, plant & equipment—net	16,676		17,192		18,756				19,387	26,686
Total intangible assets and goodwill	732		736		747				738	28,867
Total debt	12,851		13,380		12,607				15,059	40,318
Total preferred stock and stock of subsidiaries(c)	338		—		—				—	—
Total stockholders’ equity	639		475		2,140				1,045	8,300

	Historical										Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,						Six Months Ended June 30,
	2004		2005		2006		2006		2007
	(millions of dollars, except ratios and per share amounts)
Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities of continuing operations	$1,758		$2,793		$4,954		$1,904		$(55)
Cash flows provided by (used in) investing activities of continuing operations	4,280		(1,038)		(2,664)		(1,062)		(1,506)
Cash flows provided by (used in) financing activities of continuing operations	(6,519)		(1,563)		(2,332)		(806)		1,934

Other Financial Data:
Capital expenditures, including nuclear fuel	$999		$1,104		$2,297		$855		$1,641
EBITDA(d)	1,982		3,932		5,475		2,478		150		3,015
Adjusted EBITDA(d)(e)	2,942		4,066		5,627		2,646		2,254		5,235
Ratio of Adjusted EBITDA to total interest expense(d)(e)(f)	4.2	x	5.1	x	6.8	x	6.1	x	5.4	x	1.5	x
Ratio of Adjusted EBITDA to cash interest expense(d)(e)	4.2	x	5.3	x	6.8	x	6.1	x	5.8	x	1.5	x
Ratio of net debt to Adjusted EBITDA(d)(e)(g)	4.3	x	3.3	x	2.2	x	5.1	x	6.5	x	7.4	x

Other Financial Data (excluding Oncor Electric Delivery):
Adjusted EBITDA(d)(h)	$1,843		$2,811		$4,671		$2,211		$1,815		$4,275
Ratio of Adjusted EBITDA to total interest expense(d)(f)(h)	4.4	x	5.3	x	8.6	x	7.6	x	6.9	x	1.3	x
Ratio of Adjusted EBITDA to cash interest expense(d)(h)	4.5	x	5.6	x	8.6	x	7.4	x	7.6	x	1.4	x
Ratio of net debt to Adjusted EBITDA(d)(g)(h)	4.5	x	3.2	x	1.7	x	3.9	x	5.3	x	7.9	x

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(millions of dollars, except ratios and per share amounts)
Operating Data (at period end):
Total power generation capacity (in MW)(i)	18,353	18,365	18,190	18,365	18,365
Nuclear power generation capacity (in MW)	2,300	2,300	2,300	2,300	2,300
Lignite/Coal-fired generation capacity (in MW)	5,825	5,837	5,837	5,837	5,837
Total baseload capacity (in MW)	8,125	8,137	8,137	8,137	8,137
Available baseload capacity (in MW)	7,192	7,345	7,474	7,398	7,332
Baseload capacity by plant (in MW):
Comanche Peak	2,300	2,300	2,300	2,300	2,300
Monticello	1,880	1,880	1,880	1,880	1,880
Martin Lake	2,250	2,250	2,250	2,250	2,250
Big Brown	1,150	1,150	1,150	1,150	1,150
Sandow 4	545	557	557	557	557
Available baseload capacity by plant (in MW):
Comanche Peak	2,169	2,105	2,272	2,355	1,973
Monticello	1,600	1,690	1,708	1,574	1,839
Martin Lake	1,962	2,083	2,034	1,984	2,083
Big Brown	945	976	1,017	990	1,045
Sandow 4	516	491	443	495	392
Average power price ($ per MW)(j)	$39.03	$53.97	$61.70	$54.64	$60.84

(a)	For purposes of computing the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends, (1) earnings consist of net income plus income taxes plus fixed charges less capitalized expenses related to indebtedness and (2) fixed charges consists of interest expense and capitalized expenses related to indebtedness. For purposes of computing the ratio of earnings to combined fixed charges and preference dividends, preference share dividends are included in fixed charges. For the six months ended June 30, 2007, fixed charges and combined fixed charges and preference dividends exceeded earnings by $682 million.

(b)	For purposes of computing the pro forma ratio of earnings to fixed charges, the historical calculations were adjusted for the estimated increase in interest expense as contemplated by the Transactions. On a pro forma basis, for the six months ended June 30, 2007 and the twelve months ended June 30, 2007, fixed charges would have exceeded earnings by $2,067 million and $1,299 million, respectively.
(c)	Preferred stock outstanding at June 30, 2007, December 31, 2006 and December 31, 2005 has a stated amount of $51,000.
(d)	EBITDA, a measure used by management to evaluate operating performance, is defined as net income plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity or any other measure of financial performance presented in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between our historical results and results that reflect the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA (excluding Oncor Electric Delivery) and Adjusted EBITDA are defined as EBITDA adjusted to exclude noncash items, unusual items and other adjustments permitted in calculating covenant compliance under certain of our indebtedness. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA (excluding Oncor Electric Delivery) and Adjusted EBITDA are appropriate to provide additional information to investors about how the covenants in the indenture will operate and about certain noncash items, unusual items that we do not expect to continue at the same level in the future and other items. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports under the Exchange Act. Accordingly, the SEC may require that Adjusted EBITDA (excluding Oncor Electric Delivery) and Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this Current Report on Form 8-K, as amended, or not be presented at all.

Set forth below is a reconciliation of net income to EBITDA and Adjusted EBITDA.

	Historical					Pro Forma Twelve Months Ended June 30, 2007
	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(millions of dollars)
Net income (loss)	$485	$1,722	$2,552	$1,073	$(377)	$(1,011)
Provision for income taxes	42	632	1,263	561	(294)	(731)
Interest expense and related charges	695	802	830	431	418	3,588
Depreciation and amortization	760	776	830	413	403	1,169

EBITDA	$1,982	$3,932	$5,475	$2,478	$150	$3,015

Oncor Electric Delivery EBITDA	$(1,057)	$(1,241)	$(1,276)	$(597)	$(602)	$(1,281)
Oncor Electric Delivery dividends	—	—	340	170	176	346
Interest income	(28)	(48)	(46)	(20)	(35)	(60)
Amortization of nuclear fuel	64	60	65	31	30	135
Purchase accounting adjustments	—	—	—	—	—	61
Impairment of assets and inventory write down	192	11	204	201	795	798
Unrealized net (gains) or losses resulting from hedging obligations	109	18	(272)	(29)	1,182	939
One-time customer appreciation bonus	—	—	165	—	—	165
Amount of loss on sales of accounts receivable and related assets in connection with the existing receivables facility	18	24	38	17	18	39
Income from discontinued operations, net of tax	(378)	(5)	(87)	(60)	(11)	(38)
Extraordinary (gain) loss, net of tax	—	50	—	—	—	—
Cumulative effect of changes in accounting principles, net of tax	(8)	8	—	—	—	—
Non-cash compensation expenses (FAS 123R)	48	24	23	7	13	29
Severance expenses(1)	112	—	17	9	—	8
Equity losses of unconsolidated affiliate engaged in broadband over power lines	—	—	14	7	1	7
Losses on early extinguishment of debt and energy services contract	416	(4)	1	1	—	—
Transition and business optimization costs(2)	10	17	—	—	12	12
Shareholder litigation charges (credit)	86	(35)	(15)	—	—	(15)
Transaction and merger expenses(3)	—	—	28	5	77	100
Restructuring and other(4)	271	(6)	(7)	(12)	5	10
Expenses incurred to upgrade or expand generation units(5)	6	6	4	3	4	5

Adjusted EBITDA (excluding Oncor Electric Delivery)(6)	$1,843	$2,811	$4,671	$2,211	$1,815	$4,275

Add back Oncor Electric Delivery adjustments	$1,099	$1,255	$956	$435	$439	$960

Adjusted EBITDA(7)	$2,942	$4,066	$5,627	$2,646	$2,254	$5,235

(1)	Severance includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(2)	Transition and business optimization costs include amounts related to outsourcing initiatives and system implementations.
(3)	Transaction and merger expenses include costs incurred related to abandoned strategic transactions, new growth initiatives and merger expenses.
(4)	Restructuring and other include charges and credits related to restructuring initiatives and other non-recurring activities.
(5)	Expenses incurred to upgrade or expand a facility does not include costs incurred to purchase replacement power that should be included under the definition as we did not historically track these costs.
(6)	Calculated pursuant to the terms of certain of our indebtedness, in particular the debt incurrence covenant. Excludes Oncor Electric Delivery’s EBITDA, except to the extent dividends are received from Oncor Electric Delivery.
(7)	Calculated pursuant to the terms of certain of our indebtedness, in particular the restricted payments covenant. Includes Oncor Electric Delivery’s EBITDA.

(e)	Calculated pursuant to the terms of certain of our indebtedness, in particular the restricted payments covenant.
(f)	Total interest expense includes cash interest plus amounts related to the amortization of discounts and premiums and amortization of deferred financing costs.
(g)	Net debt is debt less cash and cash equivalents.
(h)	Calculated pursuant to the terms of certain of our indebtedness, in particular the debt incurrence covenant.
(i)	Includes 585 MW representing nine combustion turbine units currently operated for an unaffiliated third party’s benefit.
(j)	Represents Luminant Energy’s average wholesale sales price.

ENERGY FUTURE HOLDINGS CORP. UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We derived the unaudited pro forma condensed consolidated financial statements set forth herein by the application of pro forma adjustments to our historical consolidated financial statements appearing elsewhere in this Current Report on Form 8-K, as amended.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 gives effect to (a) the Transactions and (b) the incurrence of debt and the application of the proceeds therefrom, along with cash on hand, to repay in full the EFH Senior Interim Facility and to repay $3.0 billion in outstanding borrowings under the TCEH Senior Interim Facility, respectively (which is referred to as the “Interim Facility Refinancing”), as if the Transactions and the Interim Facility Refinancing had occurred on such date. The unaudited pro forma condensed consolidated income statements for the six months ended June 30, 2007, the six months ended June 30, 2006, the twelve months ended June 30, 2007 and the year ended December 31, 2006, give effect to the Transactions and the Interim Facility Refinancing as if the Transactions and Interim Facility Refinancing had occurred on January 1, 2006. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of what our financial position or results of operations would have been if the Transactions and the Interim Facility Refinancing had occurred as of the dates indicated, or what our financial position or results of operations will be for any future periods. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements and with the following information:

•

unaudited condensed consolidated financial statements and accompanying notes of Energy Future Holdings Corp. as of June 30, 2007 and for the three- and six-month periods ended June 30, 2007 and 2006 included elsewhere in this Current Report on Form 8-K, as amended;

•

audited consolidated financial statements and accompanying notes of Energy Future Holdings Corp. as of December 31, 2006 and 2005 and for each of the three years ended December 31, 2006 included elsewhere in this Current Report on Form 8-K, as amended; and

•	“The Transactions” and “Energy Future Holdings Corp. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Merger will be accounted for as a business combination using the purchase method of accounting in accordance with the provisions of SFAS No. 141. For purposes of the Merger, Energy Future Holdings Corp. is the acquired entity. Accordingly, we have adjusted the historical financial information of Energy Future Holdings Corp. to give effect to the impact of the consideration paid in connection with the Merger. In the Unaudited Condensed Consolidated Pro Forma Balance Sheet, Texas Holdings’ cost to acquire Energy Future Holdings Corp. has been allocated to the assets to be acquired and liabilities to be assumed based on management’s preliminary valuation estimates. For purposes of developing pro forma adjustments, we assumed that the historical values of current assets acquired and current liabilities assumed approximate their fair values, which may change as a result of fair valuation of certain of our assets, including intangible assets and liabilities. A final determination of the purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, will not occur until the final determinations of fair values have been made. Accordingly, the purchase accounting adjustments with respect to the Merger made in connection with the development of these unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for purposes of developing such pro forma financial data. Therefore, final purchase accounting adjustments are subject to revisions based on final determinations of fair values following the close of the Merger, which may differ materially from the values used herein and may cause future results of operations to differ from the pro forma financial data presented.

These unaudited pro forma condensed consolidated financial statements do not reflect any pro forma adjustments related to Oncor Electric Delivery and its subsidiary’s regulated operations that are accounted for under SFAS No. 71, which are comprised of the transmission and distribution operations of Oncor Electric Delivery with the exception of items related to the proposed PUCT settlement in connection with the Merger. Under the regulated rate setting process and mandated recovery provisions set by the PUCT, the fair value of Oncor Electric Delivery’s assets and liabilities are estimated by their approximate carrying values. The estimated fair value of the assets and liabilities of these operations are materially affected by the current rate setting, and any future changes to, the rate structure set by the PUCT.

The impacts and adjustments in these unaudited pro forma condensed consolidated financial statements are based on events directly related to the Transactions and the Interim Facility Refinancing and do not represent projections or forward-looking statements. The unaudited pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had these events actually been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or for any future period. Further, the unaudited pro forma condensed consolidated financial statements do not reflect the impact of restructuring activities, cost savings, management compensation, nonrecurring charges, annual management fees, employee termination costs and other exit costs that may result from or in connection with the Merger. For example, the unaudited pro forma financial data do not give effect to the $35 million annual management fee to be paid to the Sponsors. See “Related Party Transactions.” The unaudited pro forma condensed consolidated financial statements do not include certain transaction costs that may be expensed versus capitalized as part of the purchase price. The historical results of Energy Future Holdings Corp. and its subsidiaries are not necessarily indicative of the results that may be expected in any future period after the close of the Merger.

In preparing the unaudited pro forma condensed consolidated financial statements, the primary adjustments to the historical financial statements of Energy Future Holdings Corp. and its subsidiaries were purchase accounting adjustments which include adjustments necessary to (i) allocate the estimated purchase price to the tangible and intangible assets and liabilities of Energy Future Holdings Corp. and its subsidiaries based on their estimated fair values; and (ii) adjust for the impacts related to debt and other financing expected to be issued and repaid to consummate the Transactions.

ENERGY FUTURE HOLDINGS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$3,691	$11	(b)	$3,702
Costs and expenses:
Fuel, purchased power costs and delivery fees	1,404	78	(c)	1,482
Operating costs	714			714
Depreciation and amortization	403	174	(d)	577
Selling, general and administrative expenses	447			447
Franchise and revenue-based taxes	176			176
Other Income	(45)			(45)
Other deductions	891			891
Interest income	(35)			(35)
Interest expense and related charges	418	1,385	(e)	1,803

Total costs and expenses	4,373	1,637		6,010

Loss from continuing operations before income taxes	(682)	(1,626)		(2,308)
Income tax benefit	(294)	(569	)(f)	(863)

Loss from continuing operations	$(388)	$(1,057)		$(1,445)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE HOLDINGS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2006

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$4,971	$11	(b)	$4,982
Costs and expenses:
Fuel, purchased power costs and delivery fees	1,179	78	(c)	1,257
Operating costs	684			684
Depreciation and amortization	413	174	(d)	587
Selling, general and administrative expenses	370			370
Franchise and revenue-based taxes	174			174
Other Income	(55)			(55)
Other deductions	221			221
Interest income	(20)			(20)
Interest expense and related charges	431	1,385	(e)	1,816

Total costs and expenses	3,397	1,637		5,034

Income (loss) from continuing operations before income taxes	1,574	(1,626)		(52)
Income tax expense (benefit)	561	(569	)(f)	(8)

Income (loss) from continuing operations	$1,013	$(1,057)		$(44)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE HOLDINGS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED JUNE 30, 2007

	Historical	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$9,576	$23	(b)	$9,599
Costs and expenses:
Fuel, purchased power costs and delivery fees	3,009	156	(c)	3,165
Operating costs	1,403			1,403
Depreciation and amortization	821	348	(d)	1,169
Selling, general and administrative expenses	893			893
Franchise and revenue-based taxes	392			392
Other Income	(111)			(111)
Other deductions	940			940
Interest income	(60)			(60)
Interest expense and related charges	817	2,771	(e)	3,588

Total costs and expenses	8,104	3,275		11,379

Income (loss) from continuing operations before income taxes	1,472	(3,252)		(1,780)
Income tax expense (benefit)	407	(1,138	)(f)	(731)

Income (loss) from continuing operations	$1,065	$(2,114)		$(1,049)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE HOLDINGS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2006

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Operating Revenues	$10,856	$23	(b)	$10,879
Costs and expenses:
Fuel, purchased power costs and delivery fees	2,784	156	(c)	2,940
Operating costs	1,373			1,373
Depreciation and amortization	830	348	(d)	1,178
Selling, general and administrative expenses	819			819
Franchise and revenue-based taxes	390			390
Other Income	(121)			(121)
Other deductions	269			269
Interest income	(46)			(46)
Interest expense and related charges	830	2,771	(e)	3,601

Total costs and expenses	7,128	3,275		10,403

Income (loss) from continuing operations before income taxes	3,728	(3,252)		476
Income tax expense (benefit)	1,263	(1,138	)(f)	125

Income (loss) from continuing operations	$2,465	$(2,114)		$351

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income Statements, which are an integral part of these statements.

ENERGY FUTURE HOLDINGS CORP.

Notes to Unaudited Pro Forma Condensed Consolidated Income Statements

(a)	Historical presentation—the amounts presented for Energy Future Holdings Corp. are derived from Energy Future Holdings Corp.’s historical audited consolidated income statements for the year ended December 31, 2006 and Energy Future Holdings Corp.’s historical unaudited condensed consolidated income statements for the six month periods ended June 30, 2007 and June 30, 2006, in each case included elsewhere in this Current Report on Form 8-K, as amended.

(b)	Revenues—represents the pro forma adjustments required to record the amortization related to the fair value of intangible liabilities related to sales contracts or other legal or economic rights. For purposes of this adjustment, amortization was determined based on straight-line method over an estimated useful life of 31 years. These adjustments increased revenues by approximately $11 million, $11 million, $23 million and $23 million for the six month period ended June 30, 2007, the six month period ended June 30, 2006, the twelve month period ended June 30, 2007 and the year ended December 31, 2006, respectively. These items are required to be made to the operating revenues line item in the income statement since the activity associated with the underlying contracts or other legal or economic rights have historically been reported as a component of operating revenues.

(c)	Fuel, purchased power costs and delivery fees—represents pro forma adjustments required to record the amortization related to the fair value of intangible assets related to contracts and other legal or economic rights. For purposes of this adjustment, amortization was determined for different categories of intangible assets based on a straight-line method over useful lives ranging from 15 to 28 years. These adjustments increased costs and expenses by approximately $78 million, $78 million, $156 million and $156 million for the six month period ended June 30, 2007, the six month period ended June 30, 2006, the twelve month period ended June 30, 2007 and the year ended December 31, 2006, respectively. These adjustments were required to be made to the fuel, purchased power costs and delivery fees line item in the income statement since the activity associated with the underlying contracts or other legal or economic rights is reported as a component of costs. Adjustments also include additional amortization expense for adjustments to nuclear fuel balances included in property, plant and equipment in the unaudited pro forma condensed consolidated balance sheet.

(d)	Depreciation and amortization expense—represents the pro forma adjustment required to adjust property, plant and equipment to record power generation assets and other tangible property at their estimated fair values, as well as to record amortization of the fair value of customer-based intangible assets. For purposes of this adjustment, depreciation and amortization was determined for different categories of property based on a straight-line method over estimated useful lives ranging from 7 to 45 years. These adjustments increased depreciation and amortization expense approximately $174 million, $174 million, $348 million and $348 million for the six month period ended June 30, 2007, the six month period ended June 30, 2006, the twelve month period ended June 30, 2007 and the year ended December 31, 2006, respectively. Transmission and distribution assets are considered to be at fair value due to the regulatory recovery of these assets based on historical costs; accordingly, there were no increases or decreases to depreciation expense related to the regulated assets of Oncor Electric Delivery. An increase or decrease in the fair value of these assets of $500 million would result in an increase or decrease in depreciation and amortization expense of approximately $21 million and $10 million on an annual and six months basis, respectively.

(e)	Interest expense—represents pro forma adjustments related to the increase in interest expense as a result of the borrowings made to finance the Merger, less certain interest expense associated with the debt that was repaid as part of the Transactions. In connection with the Merger, approximately $31,787 million of new debt was incurred by Energy Future Holdings Corp. and its subsidiaries, with approximately $5,470 million of existing debt repaid, resulting in a net increase in debt of approximately $26,317 million. This increase in debt significantly increases the overall interest expense for the Issuer. The estimated increase in interest expense was calculated based on an assumed weighted-average interest rate of approximately 9.69% for the new debt to be issued in connection with the Merger. An incremental one-eighth percent increase or decrease in the assumed weighted average rates would increase or decrease interest expense by approximately $30 million on an annual basis and $15 million over a six month period.

Additionally, this adjustment includes interest amounts arising from the fair valuation of the existing debt of Energy Future Holdings Corp. and its subsidiaries that remained outstanding after the Merger. The final determination of the fair value of the debt will be based on the prevailing market interest rates as of the Merger and the necessary adjustment will be amortized as an increase (in the case of a discount to par value) or a decrease (in the case of a premium to par value) to interest expense over the remaining life of each debt issuance.

Further, this adjustment includes amounts to reduce interest expense for the removal of existing deferred financing costs, as well as the addition of interest expense associated with the estimated deferred financing costs of the Debt Financing in connection with the Merger.

	Six months	Twelve months
	(in millions of dollars)
Interest Expense
Cash interest	$1,302	$2,605
Amortization of deferred financing costs	41	83
Purchase accounting impacts	42	83

Total	$1,385	$2,771

(f)	Income tax provision—represents the pro forma tax effect of the above adjustments based on an estimated statutory rate of approximately 35%. This estimate could change based on changes in the applicable tax rates and finalization of the tax position of the Issuer following the Merger.

ENERGY FUTURE HOLDINGS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2007

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Cash and cash equivalents	$422	$(287	)(b)	$135
Restricted cash	54			54
Trade accounts receivable—net	1,016			1,016
Inventories	428			428
Commodity and other derivative contractual assets	299			299
Accumulated deferred income taxes	829			829
Margin deposits related to commodity positions	448	(148	)(c)	300
Other current assets	189			189

Total current assets	3,685	(435)		3,250

Restricted cash	119	1,250	(d)	1,369
Investments	742	130	(e)	872
Property, plant and equipment—net	19,387	7,299	(f)	26,686
Goodwill	542	24,750	(g)	25,292
Intangible assets	—	3,575	(h)	3,575
Regulatory assets—net	1,935	(56	)(i)	1,879
Commodity and other derivative contractual assets	216			216
Other noncurrent assets	362	424	(j)	786

Total assets	26,988	36,937		63,925

Short-term borrowings	2,350	(2,195	)(k)	155
Long-term debt due currently	792	(250	)(k)	542
Trade accounts payable	1,014			1,014
Commodity and other derivative contractual liabilities	429			429

	Historical(a)	Transaction Adjustments		Pro Forma
	(in millions)
Margin deposits related to commodity positions	35			35
Other current liabilities	993	14	(l)	1,007

Total current liabilities	5,613	(2,431)		3,182

Accumulated deferred income taxes	3,121	3,995	(m)	7,116
Investment tax credits	353			353
Commodity and other derivative contractual liabilities	876			876
Long-term debt, less amounts due currently	11,917	27,704	(k)	39,621
Other noncurrent liabilities and deferred credits	4,063	414	(l)	4,477

Total liabilities	25,943	29,682		55,625

Shareholders’ equity	1,045	7,255	(n)	8,300

Total liabilities and shareholders’ equity	$26,988	$36,937		$63,925

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet, which are an integral part of these statements.

(a)	Historical presentation—The amounts presented for Energy Future Holdings Corp. are derived from the historical unaudited consolidated balance sheet as of June 30, 2007 included elsewhere in this Current Report on Form 8-K, as amended.

(b)	Cash and cash equivalents—represents the pro forma adjustments required to reflect cash changes resulting from payment of certain transaction fees, return of margin deposits and amounts related to the termination of a LESOP trust.

(c)	Margin deposits related to commodity positions—represents pro forma adjustments for the return of certain margin deposits related to commodity positions that were returned to us as part of the implementation of the TCEH Commodity Collateral Posting Facility.

(d)	Restricted cash—represents pro forma adjustment related to the increase in restricted cash representing cash received from the TCEH Letter of Credit Facility, which was fully funded at the close of the Merger.

(e)	Investments—represents the pro forma adjustment required to adjust certain investments in real estate to their fair values.

(f)	Property, plant and equipment—represents the pro forma adjustment required to record power generation assets, nuclear fuel and other property, plant and equipment at fair value. Transmission and distribution assets are considered to be at fair value due to the regulatory recovery of these assets based on historical costs. This adjustment also includes the elimination of existing accumulated depreciation recorded to date as the property will have a new cost basis to be depreciated after the completion of the Transactions. Additionally, this adjustment includes amounts related to fair value estimates for existing real estate and development projects. All of these adjustments were determined by using management’s estimates and assumptions related to the fair value of the assets based on current market indicators for fuel prices, emissions and regulatory costs, electricity prices, operation and maintenance costs, readily observable real estate transactions and other market factors. The estimated fair values used in this adjustment are preliminary and are significantly affected by assumptions that could change materially based on market factors at the time of the Merger. The net increase in property, plant and equipment will be depreciated over the estimated remaining useful lives of related depreciable assets, which range from 8 to 45 years, while the increase in value related to real estate will not be depreciated for financial reporting purposes.

(g)	Goodwill—represents the excess of the purchase price for the Merger over the estimated fair values of the assets acquired and liabilities assumed. The total estimated purchase price is calculated based on the per share Merger consideration of $69.25 multiplied by the expected number of shares outstanding at the closing of the Merger, plus estimated transaction costs that are directly related to the Merger. The following table summarizes the purchase price calculation (in millions):

Number of effectively outstanding shares of Energy Future Holdings Corp. common stock as of June 30, 2007	467.6
Multiplied by $69.25 per share Merger consideration	$32,384

Plus estimated direct transaction costs	597

Total purchase price	$32,981

Under the purchase method of accounting, the total estimated purchase price is allocated to all tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the date the Merger is consummated (for purposes of this unaudited pro forma condensed consolidated balance sheet that date is assumed to be June 30, 2007). The fair value estimates of the assets and liabilities in these pro forma financial statements are preliminary and were developed solely to be used in these statements. Additionally, the fair value estimates are subject to revisions based on a multitude of factors and additional information that may come to our attention, any of which could have a material effect on the ultimate valuation. The following table summarizes the allocation of fair value to the assets and liabilities of Energy Future Holdings Corp.:

Item	Fair Value
(in millions)
Property, plant and equipment	$(26,686)
Cash and restricted cash	(1,558)
Commodity and other derivative contractual assets	(515)
Other current assets	(2,762)
Investments	(872)
Intangibles	(3,575)
Regulatory assets	(1,879)
Other noncurrent assets	(786)
Other current liabilities	2,056
Short-term borrowings and long-term debt due currently	697
Commodity and other derivative contractual liabilities	1,305
Accumulated deferred income taxes	7,116
Long-term debt, less amounts due currently	39,621
Other noncurrent liabilities	4,830
Shareholder’s equity	8,300

Goodwill	$25,292

In accordance with SFAS No. 142, goodwill is not amortized but is required to undergo impairment tests at least annually or more frequently if facts and circumstances indicate an impairment may have occurred. If an impairment exists, goodwill is immediately written down to its fair value through a charge to earnings. Accordingly, goodwill arising from the Merger will be subject to an impairment test at least annually.

This pro forma adjustment includes the removal of previously existing goodwill on Energy Future Holdings Corp.’s balance sheet of approximately $542 million.

(h)	Intangible assets—represents the pro forma adjustment required to recognize certain identifiable intangible assets of Energy Future Holdings Corp. and its subsidiaries. These intangible assets arise due to certain contractual, legal or other economic rights, as well as customer relationships that are separately identifiable from other assets. Several of the intangible assets relate to contracts in our power generation or wholesale business that are not accounted for under mark-to-market accounting since the contracts are not considered derivatives or have been elected to be treated as normal purchases or normal sales under SFAS No. 133. Additionally, an intangible asset will be recognized for the value of environmental emission credits allocated to our power generation fleet by regulatory bodies. The adjustment for emission credits was determined based on current market information utilizing a discounted cash flow valuation. All of the valuations of these intangibles are preliminary and could be materially affected by changes in market prices of fuel, electricity, emission credits, customer revenue streams and other market factors. The total amount of all intangible assets recognized in this adjustment is approximately $3,575 million.

The adjustments related to intangible assets will be amortized over the estimated remaining contractual terms ranging from four to 34 years, except for the trademark “TXU Energy,” which will not be amortized but will be subject to periodic impairment tests.

(i)	Regulatory assets-net—represents pro forma adjustments related to the write-off of certain regulatory assets of Oncor Electric Delivery as part of the proposed settlement between Oncor Electric Delivery and various market participants that is currently before the PUCT.

(j)	Other noncurrent assets—represents the pro forma adjustments to eliminate $97 million of deferred financing costs related to existing debt issuances and to recognize deferred financing costs of $581 million associated with new debt issued in connection with the Merger.

(k)	Long-term debt and short term borrowings—represents pro forma adjustments for the issuance of new debt in the Transactions, as well as adjustments for the repayment of existing debt of Energy Future Holdings Corp. and its subsidiaries and the Interim Facility Refinancing.

Also included in this adjustment is the effect of the fair valuation of the existing debt of Energy Future Holdings Corp. and its subsidiaries that remained outstanding after the Merger. Those adjustments resulted in an estimated net discount to debt of approximately $1,121 million. The final determination of the fair value of the debt will be based on prevailing market interest rates at the closing of the Merger and the necessary adjustment will be amortized as an increase (in the case of a discount to par value) or a decrease (in the case of a premium to par value) to interest expense over the remaining life of each debt issuance.

The total pro forma adjustments related to debt are as follows (in millions):

Expected repayment of debt due currently	$(2,445)
Expected repayment of long-term debt	(2,962)
New long-term debt in connection with the Merger	31,787
Discount on existing debt	(1,121)

Total adjustment	$25,259

(l)	Other current and noncurrent liabilities—represents pro forma adjustments to record various unfavorable operating contracts that contain unfavorable pricing terms. The amounts relate to power sales agreements, fuel procurement agreements, operating leases and other contracts that are not currently recognized in the historical financial statements. The aggregate adjustment is approximately $701 million for these contracts. These adjustments were developed using estimated fair values based on current market information. This adjustment also includes amounts related to certain deferred credits that are required to be removed by EITF Issue No. 01-03, “Accounting in a Business Combination for Deferred Revenue of an Acquiree.” Those amounts are approximately $345 million, of which $58 million was removed from other current liabilities and $287 million was removed from other noncurrent liabilities. These adjustments also include an additional accrual of $72 million for amounts related to a one-time credit for Oncor Electric Delivery customers related to a proposed settlement between Oncor Electric Delivery and various market participants that is currently before the PUCT.

(m)	Deferred taxes—represents pro forma adjustments to record additional net deferred income tax liabilities to account for the differences between book and tax basis of net assets acquired arising from the fair value adjustments. This adjustment was based on an estimated statutory tax rate of approximately 35%, which could change based on changes in the applicable tax rates and finalization of the Issuer’s tax position.

(n)	Shareholders’ equity—represents pro forma adjustments for eliminating the historical shareholders’ equity of Energy Future Holdings Corp. and the actual amount of cash contributed by the Sponsors and the Investors to Energy Future Holdings Corp.

Energy Future Holdings Corp. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition—Post-Merger

Liquidity and Capital Resources

Following the consummation of the Transactions, we are highly leveraged. As of June 30, 2007, on a pro forma basis (excluding expected discount of $1.1 billion related to the fair valuing of existing debt due to purchase accounting and $1.25 billion related to the TCEH Letter of Credit Facility) after giving effect to the Transactions, we would have had $40.2 billion in aggregate indebtedness outstanding, with an additional approximately $5.9 billion of borrowing capacity available under the TCEH Senior Secured Facilities (excluding amounts available under the TCEH Commodity Collateral Posting Facility and outstanding letters of credit). Our liquidity requirements will be significant. On a pro forma basis, after giving effect to the Transactions, our interest expense for the twelve months ended June 30, 2007 would have been $3,588 million.

None of Oncor Electric Delivery Holdings or any of its subsidiaries, including Oncor Electric Delivery, will be a guarantor of, and no such entity’s assets will be pledged to secure, any of the indebtedness for borrowed money owed by Energy Future Holdings Corp. or any of Energy Future Holdings Corp.’s other subsidiaries; and none of Oncor Electric Delivery’s indebtedness for borrowed money will be guaranteed by, or secured by the assets of, Energy Future Holdings Corp. or any of Energy Future Holdings Corp.’s other subsidiaries.

Management expects our cash flows from operations, combined with availability under our new credit facilities, to provide sufficient liquidity to fund our current obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months. We expect to make approximately $2.8 billion in capital expenditures including capitalized interest over the twelve months ending December 31, 2008.

Capital Expenditures

We expect to incur the following capital expenditures and distributions in 2007:

•	$760 million for increased investment in Oncor Electric Delivery’s transmission and distribution infrastructure;

•	$2.2 billion for investments in generation activities, including $1.4 billion for construction of one generation unit at Sandow and two generation units at Oak Grove; and

•	$430 million related to the suspended development of eight coal-fueled generation units.

Indebtedness Incurred in Connection with the Merger

Credit Facilities

In connection with the Merger, Energy Future Holdings Corp. entered into the EFH Senior Interim Facility and TCEH entered into the TCEH Senior Secured Facilities and the TCEH Senior Interim Facility. In addition, Oncor Electric Delivery entered into the Oncor Electric Delivery Revolving Facility.

The TCEH Commodity Collateral Posting Facility is a senior secured revolving credit facility, the aggregate principal amount of which is determined by the out-of-the-money mark-to-market exposure of TCEH (and/or its subsidiaries) on a portfolio of certain natural gas commodity swap transactions under which TCEH (and/or its subsidiaries) is the “floating price” payor as such portfolio may be amended from time to time (the “Deemed Transactions”). The Deemed Transactions generally correspond to hedging transactions of TCEH (and/or its subsidiaries). The TCEH Commodity Collateral Posting Facility is intended to fund the cash posting requirements due to trading counterparties for a significant portion of TCEH’s long-term hedging program that is not otherwise secured by means of a first lien under the security arrangements entered into in connection with the TCEH Senior Secured Facilities. On a pro forma basis as of June 30, 2007 (based on the forward natural gas curve as of such date), approximately $687 million was outstanding under the TCEH Commodity Collateral Posting Facility. The actual drawn amount on October 10, 2007 (based on the forward natural gas curve as of such date) was approximately $378 million.

Existing Senior Notes and Debentures

After consummation of the Transactions, we had approximately $9,652 million of aggregate principal amount of existing senior notes and debentures outstanding.

Debt Repayment

In connection with the Merger, we redeemed and repaid or expect to repay an aggregate of approximately $5.5 billion of our consolidated indebtedness (including the Specified Notes, but excluding indebtedness of Oncor Electric Delivery), including debt that became payable upon the consummation of the Merger.

Material Credit Rating Covenants

Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of the downgrade of TCEH’s credit rating to below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. The amount of collateral support required to be posted, as well as the time period of transition charges covered, varies by utility. Based on requests to post collateral support from utilities that have been received by TCEH and its subsidiaries as of September 30, 2007, TCEH has posted collateral support to the applicable utilities in an aggregate amount equal to $25 million, with $16 million of this amount posted for the benefit of Oncor Electric Delivery.

The PUCT has rules in place to assure adequate credit worthiness of any REP. Under these rules, as a result of the downgrade of TCEH’s credit rating to below investment grade, TCEH has agreed to maintain at all times availability under its credit facilities an amount no less than the aggregate amount of customer deposits and any advanced payments received from customers. As of September 30, 2007, the amount of customer deposits received from customers held by TCEH’s REP subsidiaries totaled approximately $125 million.

ERCOT also has rules in place to assure adequate credit worthiness of parties that schedule power on the ERCOT System. Under these rules, as a result of the downgrade of TCEH’s credit rating to below investment grade, TCEH posted additional collateral support of $34 million on March 7, 2007 and $16 million on August 31, 2007, which is subject to periodic adjustments.

Other arrangements of Energy Future Holdings Corp. and its subsidiaries, including certain leases, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on credit ratings.

Material Cross Default Provisions

Certain financing arrangements contain provisions that may result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that may result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

The TCEH Senior Secured Facilities and the TCEH Senior Interim Facility all contain cross-default or cross-acceleration provisions.

Energy Future Holdings Corp. and its subsidiaries enter into energy-related and financial contracts, the master forms of which contain provisions whereby an event of default or acceleration of settlement would occur if Energy Future Holdings Corp. or those subsidiaries were to default under an obligation in respect of borrowings in excess of thresholds, which vary, stated in the contracts. The entities whose default would trigger cross default vary depending on the contract.

Each of Luminant Construction’s commodity hedging agreements that will be pari passu with the TCEH Senior Secured Facilities contains a cross default provision. In the event of a default by Luminant Construction or its subsidiaries relating to certain obligations of Luminant Construction in an amount equal to or greater than $250 million, the applicable hedge counterparties may terminate the applicable transactions covered by the applicable hedging agreements and require all outstanding obligations thereunder to be settled.

Other arrangements, including leases, have cross default provisions, the triggering of which would not result in a significant effect on liquidity.

Also see Note 10 to the June 30, 2007 Financial Statements and Note 16 to the 2006 year-end Financial Statements for details of guarantees.

Contractual Obligations and Commitments

Pro Forma Long-term Contractual Obligations and Commitments—The following table summarizes our contractual cash obligations as of December 31, 2006 giving pro forma effect to the Transactions.

Contractual Cash Obligations	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
	(millions of dollars)
Long-term debt—principal	$639	$826	$691	$39,157	$41,313
Long-term debt—interest(a)	3,325	6,441	6,211	14,106	30,082
Operating and capital leases(b)	69	126	111	332	638
Contracts related to generation development program(c)	1,401	796	—	—	2,197
Obligations under commodity purchase and services agreements(d)	2,075	2,432	851	1,237	6,595

Total contractual cash obligations(e)	$7,509	$10,621	$7,864	$54,832	$80,825

(a)	Variable interest payments are calculated based on interest rates in effect at December 31, 2006.
(b)	Includes short-term noncancellable leases.
(c)	Amounts represent scheduled payments under the contracts for the three proposed new generation units. See Note 16 to the 2006 Financial Statements.
(d)	Includes capacity payments, nuclear fuel and natural gas take-or-pay contracts, coal contracts, business services and nuclear-related outsourcing and other purchase commitments. Amounts presented for variable priced contracts assumed the year-end 2006 price remained in effect for all periods except where contractual price adjustment or index-based prices were specified.
(e)	Table does not include estimated 2007 funding of the pension and other postretirement benefits plans totaling approximately $153 million.

The following contractual obligations were excluded from the table above:

•	contracts between affiliated entities and intercompany debt;

•

individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	contracts that are cancelable without payment of a substantial cancellation penalty;

•	income tax payments associated with uncertain tax positions that cannot be reasonably estimated;

•	management fees that may be payable to affiliates of the Sponsors;

•	rate settlement agreement with the Cities, which is discussed elsewhere in this Current Report on Form 8-K, as amended; and

•	employment contracts with management.

Interest Rate Risk—Pro Forma

The table below provides information on a pro forma basis after giving effect to the Transactions concerning Energy Future Holdings Corp.’s financial instruments as of December 31, 2006 that are sensitive to changes in interest rates. The weighted average interest rate presented is based on the rate in effect at the reporting date. Capital leases and the effects of unamortized premiums and discounts are excluded from the table. See Note 15 to the 2006 year-end Financial Statements for a discussion of changes in debt obligations.

	Expected Maturity Date						2006 Total Carrying Amount	2006 Total Fair Value
	2007	2008	2009	2010	2011	There- After
Equity-linked debt:
Fixed rate debt amount	$—	$—	$—	$—	$—	$—	$—	$—
Average interest rate	—	—	—	—	—	—	—	—
All other long-term debt: (including current maturities)
Fixed rate debt amount(a)	$331	$326	$129	$135	$143	$19,109	$20,173	$20,318
Average interest rate	4.90%	5.72%	4.86%	5.46%	5.57%	8.69%	8.51%	—
Variable rate debt amount	$308	$165	$206	$206	$206	$20,049	$21,140	$21,107
Average interest rate	6.44%	8.25%	8.54%	8.66%	8.80%	8.82%	8.78%	—

Total Debt	$639	$491	$335	$341	$349	$39,158	$41,313	$41,425

Debt swapped to variable:
Amount	—	—	—	—	—	—	—
Average pay rate	—	—	—	—	—	—	—
Average receive rate	—	—	—	—	—	—	—
Debt swapped to fixed:
Amount	—	—	—	—	—	—	—
Average pay rate	—	—	—	—	—	—	—
Average receive rate	—	—	—	—	—	—	—

(a)	Reflects the maturity date and not the remarketing date for certain debt that is subject to mandatory tender for remarketing prior to maturity. See Note 15 to the 2006 year-end Financial Statements for details concerning long-term debt subject to mandatory tender for remarketing.